Exhibit 3.1

AMENDMENT TO
AMENDED AND RESTATED BYLAWS OF
PLX TECHNOLOGY, INC.

The Amended and Restated Bylaws of PLX Technology, Inc. (the “Bylaws”) are hereby amended, as of December 21, 2012, as follows:

  1.     The first paragraph of Section 3.1 of the Bylaws is hereby amended and restated in its entirety to read as follows:

The number of directors of the corporation shall not be less than four (4) nor more than eight (8) until changed by amendment of the Certificate of Incorporation or by a Bylaw amending this Section 3.1 duly adopted by the vote or written consent of holders of a majority of the outstanding shares or by the Board of Directors. The exact number of  directors shall be fixed from time to time, within the limits specified in the Certificate of Incorporation or in this Section 3.1, by a bylaw or amendment thereof duly adopted by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or by the written consent of the holders of a majority of the outstanding shares entitled to vote, or by the Board of Directors. Subject to the foregoing provisions for changing the number of directors, the number of directors of the corporation has been fixed at eight (8).

  2.    Except as set forth above, the Bylaws shall remain in full force and effect.

 CERTIFICATE OF CORPORATE SECRETARY
    The undersigned, being the duly elected Corporate Secretary of PLX Technology, Inc., a Delaware corporation, hereby certifies that the above Amendment to the Bylaws was duly adopted by the Board of Directors of said corporation on December 21, 2012.

/s/ Arthur Whipple
Arthur Whipple
Corporate Secretary